Exhibit 99.1

American Eagle Outfitters Completes Quiet Logistics Acquisition

Purchase solidifies operational efficiencies for AEO and creates a supply chain platform with significant long-term growth potential

December 29, 2021

PITTSBURGH — (BUSINESS WIRE) – American Eagle Outfitters (NYSE: AEO) today announced it has completed the acquisition of Quiet Logistics and strategic investments for approximately $360 million in cash (including adjustments for closing cash and working capital). Quiet Logistics is a leading logistics company that operates a network of in-market fulfillment centers in Boston, Chicago, Los Angeles, Dallas, St. Louis and Jacksonville, locating products closer to need, creating inventory efficiencies, cost benefits and affordable same-day and next-day delivery options to customers and stores.

“I am thrilled to officially welcome Quiet Logistics into the AEO Inc. portfolio, cementing a collaborative partnership that has meaningfully contributed to our financial results over the past 18 months,” said Jay Schottenstein, AEO’s Executive Chairman of the Board and Chief Executive Officer. “AEO’s unique ability to reduce delivery costs amid rising inflation is a direct reflection of the efficiencies provided by their innovative fulfillment model. Quiet Logistics has a highly experienced supply chain leadership team and I look forward to their partnership as we continue to drive operational excellence and grow the platform into a meaningful business.”

Quiet Logistics will be a wholly-owned AEO subsidiary and will continue to run its business independently. The network will support AEO’s continued growth, while also driving economies of scale as it expands its customer base to other brands and retailers seeking advanced logistics capabilities.

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About Quiet Logistics

Founded in 2009, Quiet Logistics is a rapidly growing operator of state-of-the-art in-market fulfillment centers, and serves over 50 leading DTC and Omnichannel brands. Quiet’s unique strategy enables product to be positioned close to customers and stores, and brings speed and freight cost savings to its customers relative to traditional third-party fulfillment networks. Quiet has a history of innovation and thought leadership and a focus on urbanization, automation, and access to labor pools outside of traditional DC hubs, to benefit its customers.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 200 international locations operated by licensees in 33 countries. For more information, please visit www.aeo-inc.com.